Exhibit I-7

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

February 20, 2009
To whom it may concern

Company name:	Towa Real Estate Development Co., Ltd.
Representative:	Shigeatsu Sugiura, President
Securities code:	8834
Inquiries:	Toyo Oide
General Manager
Public Relations & IR Office
Telephone:	+81-3-3272-6345

Notice Concerning Completion of the Payment
for an Allocation of New Shares to a Third Party

Towa Real Estate Development Co., Ltd. (the “Company”), hereby announces that the Company today completed the payment procedure regarding the issuance of new shares (common stock and preferred stock) through an allocation of new shares to a third party, which was resolved by the Board of Directors of the Company at a meeting held on February 5, 2009.

1. Summary of the stock issue

Common stock
(1) Number of new shares to be issued:	270,000,000 shares
(2) Issue price:	¥57 per share
(3) Total amount of the issue price:	¥15,390,000,000
(4) Increase in capital and capital reserve:
Capital:	¥7,695,000,000
Capital reserve:	¥7,695,000,000
(5) Due date for applications:	February 19, 2009
(6) Payment due date:	February 20, 2009

(7) Allotee and the number of
new shares to be allocated:	270,000,000 shares to Mitsubishi Estate Co., Ltd.

Class A preferred stock
(1) Number of new shares to be issued:	3,730,000 shares
(2) Issue price:	¥801 per share
(3) Total amount of the issue price:	¥2,987,730,000
(4) Increase in capital and capital reserve:
Capital:	¥1,493,865,000
Capital reserve:	¥1,493,865,000
(5) Due date for applications:	February 19, 2009
(6) Payment due date:	February 20, 2009
(7) Allotee and the number of
new shares to be allocated:	3,730,000 shares to Mitsubishi Estate Co., Ltd.

Class B preferred stock
(1) Number of new shares to be issued:	1,280,000 shares
(2) Issue price:	¥433 per share
(3) Total amount of the issue price:	¥554,240,000
(4) Increase in capital and capital reserve:
Capital:	¥277,120,000
Capital reserve:	¥277,120,000
(5) Due date for applications:	February 19, 2009
(6) Payment due date:	February 20, 2009
(7) Allotee and the number of
new shares to be allocated:	1,280,000 shares to Mitsubishi Estate Co., Ltd.

2. Change in the total number of issued shares through this allocation of new shares to a third party

(1) Total number of issued shares before the stock issue
Common stock:	209,993,191 shares
Class A preferred stock:	4,603,000 shares
Class B preferred stock:	7,053,000 shares

(2) Increase in the number of shares
Common stock:	270,000,000 shares
Class A preferred stock:	3,730,000 shares
Class B preferred stock:	1,280,000 shares

(3) Total number of issued shares after the capital increase
Common stock:	479,993,191 shares
Class A preferred stock:	8,333,000 shares
Class B preferred stock:	8,333,000 shares